Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 16, 2009, except as to the accounting for non-controlling interests described in Note 2 which is as of August 26, 2009, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in the Current Report on Form 8-K of Winthrop Realty Trust dated August 27, 2009.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
November 17, 2009